Exhibit 99.1

Text of Press Release

FOR IMMEDIATE RELEASE

Contact:	Investors:

Kevin F. McLaughlin, Executive Vice President and Chief Financial Officer of PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4274 or
kevin.mclaughlin@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED

Announces Plenaxis™ Has Qualified for Medicare

Pass-Through Payment under HOPPS

Waltham, MA — March 31, 2004 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced it has been informed by The Centers for Medicare & Medicaid Services (CMS) that Plenaxis™ (abarelix for injectable suspension) has qualified for transitional pass-through payment under the Medicare hospital outpatient prospective payment system (HOPPS).

“PRAECIS greatly appreciates the diligent efforts of CMS in reaching this determination in such an expeditious manner for this important new product,” stated William K. Heiden, PRAECIS’ President and Chief Operating Officer.

Medicare generally reimburses hospital outpatient departments based on “ambulatory payment classifications” (APCs) representing bundled payments for services and items including drugs provided to a patient.  CMS determines APCs based on historical data pertaining to the associated procedures.  Under the “pass-through” system, hospital outpatient departments may “pass-through” for reimbursement a portion of certain new technology costs that may not have been factored in to the development of the APCs.  CMS has communicated that specific coding and payment instructions regarding Plenaxis™ pass-through payment will be announced in the July 2004 OPPS Update.

Hospital outpatient departments furnishing Plenaxis™ in accordance with Medicare coverage criteria on or after January 1, 2004, and prior to July 1, 2004 (the effective date of pass-through qualification for Plenaxis™), are eligible for Medicare reimbursement for Plenaxis™ in accordance with the Medicare Prescription Drug, Improvement and Modernization Act of 2003.  Under this Act, Medicare reimburses hospital outpatient departments at 95% of the average wholesale price for new drugs and biologicals for which a Healthcare Common Procedural Coding System (HCPCS) code has not yet been assigned.

Continuing, Mr. Heiden stated, “We are especially pleased to receive this news now, as initial interest in Plenaxis™ has been very encouraging, with over 1,000 physicians and hospital pharmacies having enrolled in our PLUS (PLenaxis™ User Safety) Program to date.”

For full prescribing information for Plenaxis™ or to enroll in the PLUS Program, visit www.plenaxis.com.

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies to address significant unmet medical needs.  PRAECIS has received approval from the FDA to market Plenaxis™ (abarelix for injectable suspension) in the United States. PRAECIS employed its proprietary LEAP™ (Ligand Evolution to Active Pharmaceuticals) technology in the development of Plenaxis™.  PRAECIS also has an innovative product pipeline, including clinical programs in Alzheimer’s disease and non-Hodgkin’s lymphoma, as well as discovery programs in oncology, autoimmune diseases and anti-viral therapies.

This news release contains forward-looking statements, including, but not limited to, statements regarding the rate and timing of reimbursement of hospital outpatient departments by Medicare in connection with the administration of Plenaxis™, as well as the status of PLUS Program enrollments.  Such statements are subject to numerous factors and uncertainties. These include, but are not limited to, the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company’s Annual Report on Form 10 - K for the year ended December 31, 2003.